Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness Senior Vice President and Chief Financial Officer
503-653-4573
Release:	Immediately

Blount Announces 2009 Second Quarter Results

•                  Second quarter sales of $114.0 in line with first quarter levels

•                  Debt reduced by $33.2 million during the second quarter to $306.8 million

•                  Second quarter diluted earnings per share of $0.09

PORTLAND, OR, August 5, 2009:  Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the second quarter ended June 30, 2009.

Results for the Quarter Ended June 30, 2009

The Company’s sales in the second quarter were $114.0 million compared to $155.1 million in 2008 and $116.5 million in this year’s first quarter. The sales decline compared to the second quarter of 2008, which was then an all-time record for continuing operations, was volume-driven and reflects continued weak market conditions caused by the worldwide recession.   Sales at the Outdoor Products segment decreased by 24.8% from last year’s second quarter and were down 1.2% from this year’s first quarter.  Operating income in this year’s second quarter was $12.0 million compared to $21.6 million in last year’s second quarter. Operating income for the quarter includes charges of $1.4 million related to the previously announced closure of our Milan, Tennessee facility and other employee headcount reductions.  During 2009 the Company has reduced its worldwide headcount by approximately 17%.  Also included in operating income for the quarter is a $2.7 million gain on the sale of property.

Second quarter net income was $4.2 million ($0.09 per diluted share) compared to $10.1 million ($0.21 per diluted share) in last year’s second quarter. The decrease in net income is a result of lower year-over-year production and sales volumes, higher steel costs, negative manufacturing cost leverage and higher restructuring costs. The profit-reducing effect of these items was partially offset by higher selling prices, better product mix, selling, general and administrative cost reductions and favorable foreign currency exchange rate movements.  The restructuring costs resulted in a $1.0 million ($0.02 per diluted share) reduction to second quarter 2009 net income. The Company also recorded a $1.6 million ($0.03 per diluted share) after-tax gain on the sale of property related to the relocation of the Company’s European headquarters and warehouse.  Company debt at the end of the second quarter was down $33.2 million to $306.8 million, and cash on hand was $48.8 million.

Commenting on the second quarter results, James S. Osterman, Chairman and Chief Executive Officer, stated: “I am pleased that we were able to maintain a steady revenue level on a sequential basis, with the second quarter revenues approximating the first quarter. We reached a record for sales in last year’s second quarter, and then surpassed that record in last year’s third quarter.  Those two quarters represent tough comparisons as we are still feeling the effects of the current global economic environment. Although it may be premature to state that our business has turned the corner, we are encouraged by the consistency and stability of recent sales order patterns.   We believe that customers have managed inventory levels downward and they are now requesting earlier order fulfillment dates.

“As we progress through 2009, we expect that sales levels will increase from the first half of the year. The Company’s exposure to international markets, with approximately two-thirds of revenue generated outside the U.S., will most likely result in our performance lagging any domestic economic recovery in the latter part of 2009. We will continue to manage our business accordingly during the downturn by controlling costs, improving our working capital and reducing debt. We will also keep our focus on research and development to ensure that we exit this downturn as a stronger company with a larger product portfolio to offer our customers.”

Outdoor Products Segment

The Outdoor Products segment’s second quarter sales were $110.1 million compared to $146.4 million in 2008 and nearly flat to the $111.4 million of sales in this year’s first quarter.  The second quarter 2008 segment sales level was a record at the time.  Year-over-year segment sales decreased by 24.8%. Segment sales in international markets were down 30.9% from last year, reflecting a broadly-based sales downturn outside the U.S. and our caution in extending credit to customers in higher risk markets.  Sales to original equipment manufacturers were down by 25.7% and sales to the replacement markets were down 24.5% from last year’s second quarter. Selling price increases put in place during 2008 to offset rising raw material costs partially offset the volume and foreign exchange driven decline in overall Outdoor Products sales:

% Change in Sales from Prior Year:

Unit Volume	(26.8)%
Selling Price/Mix	+4.3%
Foreign Exchange	(2.3)%
Total	(24.8)%

Sales order backlog for the segment was $78.6 million at the end of this year’s second quarter compared to $81.4 million as of March 31, 2009 and $121.9 million as of June 30, 2008.

Segment contribution to operating income was $14.0 million in the second quarter compared to $24.6 million in the comparable period of 2008.  The decline in contribution reflects the effect of lower unit volumes and higher, although moderating, steel costs.  Steel costs were up on a year-over-year basis within the segment by approximately $1.6 million.  Higher selling prices, a better product mix and improved foreign exchange rates on reported results partially offset the negative leverage of unit volume declines and higher steel costs. The key drivers of the contribution margin decline are illustrated below:

Change in Segment Contribution Margin from Last Year:

2008 Contribution Margin	16.8%
Increase/ (Decrease)
Unit Volume	(5.1)%
Selling Price/Mix	+3.5%
Cost/Mix	(4.4)%
Foreign Exchange	+2.0%
Total Change	(4.0)%

2009 Contribution Margin	12.8%

Corporate and Other

In the second quarter, corporate and other incurred an operating loss of $2.1 million compared to a loss of $3.0 million last year. The primary driver of the smaller loss compared to the second quarter of 2008 was a $2.7 million pre-tax gain on the sale of property in Belgium.  The sale was the result of relocating our European headquarters and distribution center to a new, nearby leased facility.  Partially offsetting the impact of that gain was an increase in restructuring costs of $1.3 million and a volume-driven decline in profit from sales of gear components.

2009 Financial Outlook

Recent order patterns and sales trends have been encouraging; however, visibility beyond the next few months is limited. At this time, we expect that the Company’s sales trends will improve first in the domestic market followed by a later recovery in international markets. The Company’s outlook for the second half of 2009 is for sales to increase from levels experienced in the first half of the year. Sales for the full year are expected to range between $470 million and $490 million.  These sales levels are lower than our previous outlook due to the ongoing weakness in several international markets. Operating income for the full year is expected to range between $55 million and $60 million, inclusive of between $7 million and $8 million of full year restructuring costs and the gain on sale of property. We expect free cash flow to be between $20 million and $25 million for the full year of 2009. Blount defines free cash flow as cash flow from operations less net capital expenditures. The effective income tax rate for 2009 is estimated to range between 32% and 36%.

Blount International, Inc. is an international company whose principal business is the Outdoor Products segment.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as the uncertainty of the current global economic situation.  To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended June 30		Six Months Ended June 30
(In thousands, except per share data)	2009	2008	2009	2008
Sales	$114,001	$155,052	$230,525	$288,259
Cost of sales	79,362	105,730	158,096	196,459
Gross profit	34,639	49,322	72,429	91,800
Selling, general and administrative expenses	24,015	27,592	49,186	52,438
Gain on sale of land and building	2,701	—	2,701	—
Plant closure and severance costs	1,365	110	6,404	1,073
Operating income	11,960	21,620	19,540	38,289
Interest expense, net of interest income	(6,373)	(6,459)	(12,201)	(12,929)
Other income (expense), net	52	684	38	771
Income from continuing operations before income taxes	5,639	15,845	7,377	26,131
Provision for income taxes	1,407	5,628	2,188	9,025
Income from continuing operations	4,232	10,217	5,189	17,106
Income (loss) from discontinued operations	—	(121)	—	(174)
Net income	$4,232	$10,096	$5,189	$16,932

Basic income (loss) per share:
Continuing operations	$0.09	$0.21	$0.11	$0.36
Discontinued operations	—	—	—	—
Basic income per share:	$0.09	$0.21	$0.11	$0.36
Diluted income (loss) per share:
Continuing operations	$0.09	$0.21	$0.11	$0.35
Discontinued operations	—	—	—	—
Diluted income per share:	$0.09	$0.21	$0.11	$0.35
Shares used for per share computations (in 000’s):
Basic	47,747	47,392	47,743	47,348
Diluted	48,183	48,347	48,181	48,241

Condensed Consolidated Balance Sheets	June 30,	December 31,
(In thousands)	2009	2008
Assets:
Cash and cash equivalents	$48,752	$58,275
Accounts receivable	63,923	75,555
Inventory	85,726	90,302
Other current assets	21,763	20,432
Property, plant and equipment, net	116,277	119,749
Other assets	137,836	135,371
Total assets	$474,277	$499,684
Liabilities:
Current maturities of long-term debt	$1,117	$31,981
Other current liabilities	67,220	84,597
Long-term debt, net of current maturities	305,657	293,539
Other liabilities	136,707	133,087
Total liabilities	510,701	543,204
Stockholders’ deficit	(36,424)	(43,520)
Total liabilities and stockholders’ deficit	$474,277	$499,684

Segment Information	Three Months Ended June 30		Six Months Ended June 30
(In thousands)	2009	2008	2009	2008
Sales:
Outdoor products	$110,131	$146,356	$221,550	$272,583
Other	3,870	8,696	8,975	15,676
Total sales	$114,001	$155,052	$230,525	$288,259
Operating income:
Outdoor products	$14,044	$24,631	$30,513	$46,692
Other and corporate expense	(2,084)	(3,011)	(10,973)	(8,403)
Operating income	$11,960	$21,620	$19,540	$38,289